      As filed with the Securities and Exchange Commission on May 7, 1998
                                                              File No. 333-48865


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------
                              JAKKS PACIFIC, INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                95-4527222
        (State or other jurisdiction                  (I.R.S. Employer
     of incorporation or organization)                Identification No.)

      22761 PACIFIC COAST HIGHWAY, MALIBU, CALIFORNIA 90265 (310) 456-7799
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JACK FRIEDMAN, CHAIRMAN
                               JAKKS PACIFIC, INC.
                      22761 PACIFIC COAST HIGHWAY, MALIBU,
                        CALIFORNIA 90265 (310) 456-7799
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:

                              MURRAY L. SKALA, ESQ.
               FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP 750 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-1200
                       (212) 888-8200 FAX: (212) 888-7776

                                ----------------

 Approximate date of commencement of proposed sale to the public: Not Applicable

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed Maximum    Proposed Maximum
  Title of Each Class of                       Amount to        Offering Price Per      Aggregate            Amount of
Securities to be Registered                  be Registered           Unit(1)        Offering Price(1)   Registration Fee
---------------------------                  -------------      ------------------  ------------------  ----------------
Common Stock,
  par value $.001 per share.............    2,293,476 Shares       $7.875            $18,061,123.50         $5,328.00(2)
                                              618,658 Shares       $9.875            $ 6,109,247.75         $1,802.23
Total...................................    2,293,476 Shares                         $24,170,371.25         $7,130.23(3)

----------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

(2)  Previously paid.

(3)  Of which $1,802.23 is being paid concurrently herewith.
================================================================================


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.







                (Front page of registration statement continued)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION DATED MAY 7, 1998


PROSPECTUS



                                2,912,134 SHARES


                              [JAKKS PACIFIC LOGO]



                                  COMMON STOCK



     This Prospectus relates to 2,912,134 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of JAKKS Pacific, Inc., a Delaware corporation (the "Company"), currently outstanding or issuable upon the conversion of certain outstanding convertible securities of the Company or the exercise of certain warrants or options of the Company. The Shares may be sold from time to time by the holders thereof in the open market or in negotiated transactions. No Shares will be sold by or for the account of the Company and the Company will not receive any proceeds from the sale of the Shares. The Company will bear all costs associated with the offering and sale of the Shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any Shares, which costs will be borne by the holders of such Shares sold hereunder. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "JAKK." On May 6, 1998, the last reported sale price of the Common Stock was $9 7/8.


                                 ---------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF ANY COMMON STOCK OFFERED HEREBY.

                                ---------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is           , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS.

     IN CONNECTION WITH THIS OFFERING, CERTAIN SELLING STOCKHOLDERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "SELLING STOCKHOLDERS."


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Each prospective purchaser is urged to read this Prospectus in its entirety. Unless the context otherwise requires, as used in this Prospectus, "JAKKS" or the "Company" refers to JAKKS Pacific, Inc. and its subsidiaries.

                                   THE COMPANY

     JAKKS develops, manufactures and markets toys and related products. The Company's current principal product categories are (i) action figures featuring licensed characters, including characters from the World Wrestling Federation ("WWF"), (ii) Road Champs and Remco die cast collectible and toy vehicles, (iii) Child Guidance pre-school toys, (iv) fashion dolls and accessories, (v) electronic toys, and (vi) radio-controlled toy vehicles.

     The Company was incorporated under the laws of Delaware in January 1995. The Company's executive offices are located at 22761 Pacific Coast Highway, Malibu, California 90265 and its telephone number is (310) 456-7799.

                                  THE OFFERING

     The Shares are being offered by the holders of 939,998 outstanding Shares that were issued upon conversion of all of the outstanding shares of the Company's 4% Redeemable Convertible Preferred Stock, par value $.001 per share (the "4% Preferred Stock"), and by the respective holders of the Company's 9% Convertible Debentures, in the aggregate outstanding principal amount of $6,000,000 (the "Debentures"), 1,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), and certain outstanding warrants and options, which Debentures, Series A Preferred Stock, warrants and options are convertible into or exercisable for an aggregate of 1,972,136 Shares. None of such Debentures, Series A Preferred Stock, warrants or options are offered hereby; only Shares issuable upon the conversion or exercise thereof, as the case may be, may be offered or sold hereunder. See "Selling Stockholders" and "Plan of Distribution."

Common Stock outstanding
  before this offering.......................................    5,882,092 shares(1)

Common Stock offered
  by the Selling Stockholders................................    2,912,134 shares

Common Stock to be outstanding
  after this offering .......................................    7,854,228 shares(2)

----------
(1)  Includes 939,998 Shares.
(2)  Assumes the sale of all Shares offered hereby.


     Unless otherwise indicated, all share and per share data and information contained in this Prospectus relating to or based upon the number of shares of Common Stock outstanding give effect to the conversion of all the outstanding shares of 4% Preferred Stock into 939,998 shares of Common Stock, but do not include: (i) 993,875 shares issuable upon the exercise of outstanding options, of which 10,000 shares are offered hereby; (ii) 360,000 shares issuable upon the exercise of outstanding warrants, all of which shares are offered hereby; (iii) 558,658 shares issuable upon the conversion of the Series A Preferred Stock, all of which shares are offered hereby; and (iv) 1,043,478 shares issuable upon the conversion of the Debentures, all of which shares are offered hereby.

                 DISCLOSURE REGARDING FORWARD LOOKING-STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical fact, included in this Prospectus regarding the Company's financial position, business strategy and other plans and objectives for future operations, and future product demand, supply, manufacturing, costs, marketing, transportation and pricing factors are forward-looking statements. The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to the Company on the date hereof, but there can be no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.


                                  RISK FACTORS

     The factors set forth below should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. An investment in the Common Stock involves a high degree of risk.

LIMITED NUMBER OF PRODUCT LINES

     The Company derives a substantial portion of its revenue from a limited number of product lines. Sales of the WWF and Road Champs product lines represented 78% and 76% of the Company's revenue in 1996 and 1997, respectively, on a pro forma basis. Although the demand for the WWF and Road Champs product lines has remained strong to date, there can be no assurance that any of the products in these lines will retain their current popularity. A decrease in the popularity of the products in either the WWF or Road Champs product lines, or in the Company's product lines as a whole, could have a material adverse effect on the Company's business, financial condition and results of operation.

RISKS ASSOCIATED WITH LICENSE AGREEMENTS

     Sales of licensed products accounted for 67% and 82% of the Company's net sales during 1996 and 1997, respectively, on a pro forma basis. Product licenses confer rights to exploit original characters, designs, concepts and inventions developed by toy inventors and designers. The Company's license agreements generally require minimum guarantees, obligating the Company to make specified royalty payments regardless of sales. If the Company fails to sell a sufficient quantity of products under its licenses, the Company might be unable to retain such licenses, which could have a material adverse effect on the Company's business, financial condition and results of operations. In 1998, the minimum guaranteed royalty payments under the Company's existing licenses are expected to be approximately $1,182,000. The royalty expenses paid under character and product licenses totaled approximately $762,000 and $2,848,000 for 1996 and 1997, respectively. In addition, certain of the licensors under the Company's license agreements have the right to review and approve the Company's use of licensed products or materials, which could prohibit or impede the Company's development or sale of new products.

     The Company's success will depend on its ability to obtain additional licenses. Competition for desirable licenses is intense. There can be no assurance that the Company will be able to secure or renew significant licenses on terms acceptable to the Company, if at all. In addition, as the Company continues to pursue additional licenses, the Company expects greater pressure to be placed on its liquidity needs to fund additional royalty advances and guarantees of royalty payments.

     The Company derived a substantial portion of its revenues in 1996 and 1997, respectively, from sales of products under the WWF license. Accordingly, the termination of the WWF license could have a material adverse effect on the Company's business, financial condition and results of operations.

CONSUMER PREFERENCES AND NEW PRODUCT INTRODUCTION

     Consumer preferences in the toy industry are continuously changing and difficult to predict. Products often have short life cycles. In addition, relatively few new products achieve market acceptance. There can be no assurance that: (i) new products or product lines introduced by the Company will achieve any significant degree of market acceptance; (ii) acceptance, if achieved, will be sustained for any significant amount of time; or (iii) the life cycles of products developed and marketed by the Company will be sufficient to permit the Company to recover licensing, manufacturing, marketing and other costs associated therewith. The Company's success will depend on its ability to enhance existing product lines and to develop new products and product lines. Failure of new product lines to achieve or sustain market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the success of many of the Company's character-related products depends on the popularity of characters generated by movies, television programs and other media. There can be no assurance that media related to the Company's existing character-related product lines will continue to be produced as scheduled, that such media will be successful, or that such success will result in substantial promotional value to the Company's products. Further, there can be no assurance that the Company will be successful in obtaining licenses to produce new character-related products in the future.

COMPETITION

     The toy industry is highly competitive. Many of the Company's competitors are able to price their products more competitively than the Company's products due to: (i) greater financial resources; (ii) longer operating histories; (iii) stronger name recognition; (iv) larger sales and marketing and product development departments; and (v) greater economies of scale. In addition, the toy industry has nominal barriers to entry. Competition is based primarily on the ability to design and develop new toys, procure licenses for popular characters and trademarks, and successfully market products. Many of the Company's competitors offer similar products or alternatives to the Company's products. Licenses that overlap the Company's licenses with respect to products, geographic areas and markets have been and will continue to be granted to competitors of the Company. There can be no assurance that shelf space in retail stores will be available to support the Company's existing products or the expansion of the Company's products and product lines or that the Company will be able to continue to compete effectively against current and future competitors.

RISKS ASSOCIATED WITH RAPID GROWTH

     The Company experienced significant growth in net sales and net income in 1996 and 1997. As a result, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. There can be no assurance that the Company will continue to experience growth in, or maintain its present level of, net sales or net income. The Company's growth strategy calls for continued development and diversification of the Company's toy business, including the acquisition of additional license agreements and further expansion into international markets, which will place further demands on its management, operational capacity and financial resources and systems. The increased demand on management may necessitate the recruitment and retention of additional qualified management personnel. There can be no assurance that the Company will be able to recruit and retain qualified personnel or expand and manage its operations effectively and profitably. The failure to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, implementation of the Company's growth strategy is subject to risks beyond the Company's control, including competition, lack of market acceptance of new products, changes in economic conditions, the inability to obtain or renew licenses on commercially reasonable terms, and the inability to finance increased levels of accounts receivable and inventory necessary to support sales growth, if any. There can be no assurance that the Company's growth strategy will be implemented successfully.

RISKS ASSOCIATED WITH ACQUISITIONS

     In February 1997, the Company acquired Road Champs and in October 1997, the Company acquired the Child Guidance and Remco trademarks and certain related trademarks, trade rights and intellectual property (collectively, the "Intellectual Property Marks"). The acquisition of Road Champs and the Intellectual Property Marks involves numerous risks, including difficulties in the integration and assimilation of distinct product lines, administrative and sales staff and methods of operation. Such integration and assimilation has required, and will continue to require, considerable management time and effort and could result in diversion of management attention from operation of the business. There can be no assurance that the Company will be able to integrate successfully the Road Champs operations or the Intellectual Property Marks.

     The Company's growth strategy depends upon a program of continuing acquisitions of license agreements and other companies. The success of future acquisitions will depend upon the ability of the Company's management to assess characteristics of potential target companies, such as financial condition, attractiveness of products, suitability of distribution channels, management ability and the degree to which operations can be integrated with those of the Company. There can be no assurance that the Company will be able to identify attractive acquisition candidates or to negotiate acquisition terms acceptable to the Company, and the failure to do so could have a material adverse effect on the Company's results of operations or its ability to sustain growth. The Company's acquisition strategy involves a number of risks, each of which could affect adversely the Company's operating results, including the diversion of management attention from operation of the business, loss of key personnel from acquired companies and the failure of an acquired business to achieve targeted financial results.

CONCENTRATION OF SALES


     Sales of the Company's products to its five largest customers accounted for, in the aggregate, approximately 61.7% of the Company's revenue for 1997 and 1996. The Company does not have written contracts with or commitments from any of its customers. A substantial reduction in or termination of orders from any of its largest customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, pressure by large customers to provide financial incentives to customers, reduce prices, bear the risks and the cost of carrying inventory, or change the terms of sale also could have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON KEY PERSONNEL

     The Company's success is largely dependent upon the experience and continued services of Jack Friedman, its President, and Stephen Berman, its Executive Vice President and Chief Operating Officer. There can be no assurance that the Company would be able to find an appropriate replacement for Mr. Friedman or Mr. Berman if the need should arise, and any loss or interruption of Mr. Friedman's or Mr. Berman's services could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the holders of the Debentures have the option to require the Company to redeem all or part of the Debentures in the event of Mr. Friedman's death. In the event that the holders of the

Debentures elect to exercise their option, the Company's financial condition could be materially and adversely affected. The Company maintains key-man life insurance on Mr. Friedman in the amount of $8,000,000.

RISKS OF CONDUCTING BUSINESS IN CHINA

     Substantially all of the Company's products are produced by nonaffiliated manufacturers located in the People's Republic of China ("China"). As a result, the Company's operations may be affected by: (i) economic, political, governmental and labor conditions in China; (ii) China's relationship with the United States; or (iii) fluctuations in the exchange rate of the dollar against foreign currency. Furthermore, China currently enjoys "Most Favored Nation" ("MFN") status under United States tariff laws, and products imported from China are subject to customary import duties. China's MFN status is reviewed annually by Congress, and the renewal of such status is subject to significant political uncertainties. The loss of China's MFN status would result in a substantial increase in the duty on products imported into the United States from China. China also may be subject to retaliatory trade restrictions imposed by the United States under various provisions of the Trade Act of 1974. In the past, the United States has threatened the imposition of punitive 100% tariffs on selected goods and withdrawn such threat very shortly before sanctions were to take effect. The imposition by the United States of trade sanctions, and subsequent actions by China, could result in manufacturing and distribution disruptions or higher costs to the Company which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company maintains an office in Hong Kong to supervise and monitor manufacturing and production in China. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China. If Hong Kong's business climate were to change adversely as a result of the transfer of sovereignty, the Company's business, financial condition and results of operations could be materially and adversely affected.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Sales of toys are highly seasonal, with a majority of retail sales occurring between September and December. As a result, approximately 68% of the Company's 1997 shipments occurred in the third and fourth quarters. This seasonality causes the Company's quarterly operating results to fluctuate and creates an uneven need for working capital. In addition, new product introductions, advertising by the Company and its competitors and other factors contribute to the fluctuations of the Company's operating results.

GOVERNMENT REGULATION

     The Company's operations are subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated thereunder. Such laws are administered by the Consumer Product Safety Commission, which has the authority to exclude from the market products that are found to be hazardous and can require a manufacturer to repurchase such products under certain circumstances. There can be no assurance that defects in the Company's products will not be alleged or found. Any such allegations or findings could result in product liability claims, loss of revenue, diversion of resources, damage to the Company's reputation, or increased warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

     The Company relies on copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights in its products. The laws of certain foreign countries may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. There can be no assurance that the Company or its licensors will be successful in safeguarding and maintaining the Company's proprietary rights. Further, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims could divert management attention from operation of the business, could result in unanticipated legal and other costs and, if proven, could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK

     Market prices of the securities of toy companies are often volatile. Many factors may have an impact on the market price of the Company's securities, including: (i) fluctuations in the Company's financial results; (ii) the actions of the Company's customers and competitors (including new product line announcements and introductions); (iii) new regulations affecting foreign manufacturing; (iv) other factors affecting the toy industry in general; and (v) sales of the Common Stock into the public market. In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies.


SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to the commencement of this offering, there were 5,882,092 shares of Common Stock outstanding. An additional 1,972,136 shares of Common Stock are Shares issuable upon the conversion of the Debentures and the Series A Preferred Stock and the exercise of certain warrants and options, and if all such Shares are issued and outstanding, the Company will have 7,854,228 shares of Common Stock outstanding. Other than the Shares, there are 983,875 shares of Common Stock issuable upon the exercise of outstanding warrants and options, of which 703,791 are currently exercisable. Sales of substantial amounts of shares of Common Stock in the public market after the Offering, or the perception that such sales could occur, may adversely affect the market price of the Common Stock.

CONTINUING CONTROL BY MANAGEMENT


     The Company's directors and executive officers currently beneficially own, in the aggregate, 1,549,235 shares of Common Stock, representing approximately 25.8% of the Common Stock currently outstanding and approximately 19.4% of the Common Stock outstanding after this offering, assuming that all the Shares are sold. Accordingly, such persons, acting together, will have significant control over matters requiring approval of the stockholders of the Company, including the election of the Board.


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action, which could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. In addition, certain provisions of the Delaware General Corporation Law also may discourage takeover attempts that have not been approved by the Board of Directors.


                                 USE OF PROCEEDS


     None of the Shares are to be sold by or for the account of the Company, and the Company will not receive any proceeds from the sale thereof. 150,000 Shares are issuable upon the exercise of certain outstanding warrants at an exercise price of $9.375 per share; 150,000 Shares are issuable upon the exercise of certain outstanding warrants at an exercise price of $7.50 per share; 60,000 Shares are issuable upon the exercise of certain outstanding warrants at an exercise price of $7.475 per share; and 10,000 Shares are issuable upon the exercise of certain options at an exercise price of $6.875 per share. In addition, 558,658 Shares are issuable upon the conversion of the outstanding shares of Series A Preferred Stock at a conversion price of $8.95 per share, and 1,043,478 Shares are issuable upon the conversion of the Debentures at a conversion price of $5.75 per share. Only outstanding Shares issued upon the exercise of such warrants and/or options or upon the conversion of the Debentures may be offered or sold hereunder. Accordingly, assuming that all of such warrants and options are exercised at the currently applicable exercise prices, the Company would receive proceeds of $3,048,500 from the issuance and sale of such Shares to the holders of such warrants and options. The net proceeds of the sale of such Shares, if any of such warrants or options are exercised, are expected to be used for general working capital or to fund acquisitions. And, assuming that all of the outstanding Debentures are converted at the currently applicable conversion price, the Company would have eliminated $6,000,000 of outstanding indebtedness (representing the principal amount of such Debentures). The Debentures currently bear interest at the rate of 9% per annum on the aggregate outstanding principal amount thereof and are due and payable in monthly installments, each in an amount equal to 1% of the then remaining principal balance of the Debentures, beginning in December 1999 until payment in full on December 31, 2003.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock by the Selling Stockholders.


                                        Prior to the Offering
 Name and Address of                    ---------------------                 Number of Shares
  Selling Stockholder              Number of Shares       Percentage           Offered Hereby
---------------------              ----------------       ----------          ----------------
Renaissance Capital Growth
  & Income Fund III, Inc.(1)
8080 North Central Expressway
Dallas, TX 75206                      859,934(2)              12.8                859,934

Renaissance US Growth &
  Income Trust PLC(1)
8080 North Central Expressway
Dallas, TX 75206                      521,739(3)              8.15                521,739

Joseph Charles & Associates, Inc.
9701 Wilshire Boulevard
Beverly Hills, CA 90212               320,000(4)              5.16                270,000

EFO Fund, Ltd.
2626 Cole Avenue, Suite 700
Dallas, TX 75204                      250,200                 4.25                240,000

CRM Partners, L.P.(5)
707 Westchester Avenue
White Plains, NY 10604                240,000                 4.08                240,000

ProFutures Bridge Capital
  Fund, L.P.
5350 South Roslyn Street
Englewood, CO 80111                   227,613(6)              3.73                223,463

CRM Retirement Partners, L.P.(5)
707 Westchester Avenue
White Plains, NY 10604                166,666                 2.83                166,666

Benchmark Partners L.P.
750 Lexington Avenue
New York, NY 10022                    170,000                 2.89                150,000

Cruttenden Roth Incorporated
18301 Von Karman
Irvine, Ca 92715                       98,700(7)              1.66                 60,000

Watson Investment Partners, L.P.
237 Park Avenue, Suite 800
New York, NY 10017                     50,000                  *                   50,000

                                        Prior to the Offering
 Name and Address of               ---------------------------------          Number of Shares
  Selling Stockholder              Number of Shares       Percentage           Offered Hereby
---------------------              ----------------       ----------          ----------------
CRM 1997 Enterprise
   Fund LLC(5)
707 Westchester Avenue
White Plains, NY 10604                 40,000                  *                   40,000

CRM US Value Fund Ltd.(5)
707 Westchester Avenue
White Plains, NY 10604                 20,000                  *                   20,000

CRM Madison Partners, L.P.(5)
707 Westchester Avenue
White Plains, NY 10604                 20,000                  *                   20,000

Silverman Heller Associates
1100 Glendon Avenue, Suite 1801
Los Angeles, CA 90024                  12,000 (8)              *                   10,000

Cramer Rosenthal
  McGlynn, Inc.(5)
707 Westchester Avenue
White Plains, NY 10604                  6,666                  *                    6,666

Star Creations, Ltd.(5)
c/o  Larami Ltd.
303 Fellowship Road
Mt. Laurel, NJ 08054                    6,666                  *                    6,666

Steven R. Hinkle
6500 East Berry Avenue
Englewood, CO 80111                     6,539 (9)              *                    6,539

Joseph Lavigne
10493 South Grizzly Gulch
Highlands Ranch, CO 80126               2,949 (9)              *                    2,949

Ralph Olson
6500 East Ida Circle
Englewood, CO 80111                     2,949 (9)              *                    2,949

Jacob Kuijper
77 Fairway Lane
Littleton, CO 80123                     2,257 (9)              *                    2,257

Richard Lawrence
3000 South Cornell Circle
Englewood, CO 80110                     2,142 (9)              *                    2,142

Terri E. Lowe
8828 Cactus Flower Way
Highlands Ranch, CO 80126               1,909 (9)              *                    1,909

Clarence L. Bixler, Jr.
8187 East Hunters Hill Drive
Englewood, CO 80112                     1,654 (9)              *                    1,654

David Drennen
5350 South Geneva Street
Englewood, CO 80111                     1,500 (9)              *                    1,500

Edward Larkin
54 Deerwood
Littleton, CO 80127                     1,500 (9)              *                    1,500

Kelly McCarthy
50 Golden Eagle Court
Greenwood Village, CO 80121             1,120 (9)              *                    1,120

Russell Bean
6276 Collegiate Drive
Highlands Ranch, CO 80126                1,082 (9)             *                    1,082

Gregory B. Norton
19137 Cloister Lake Lane
Boca Raton, FL 33498                       945 (9)             *                      945

Cheryl Bostater
12127 East Hawaii Drive
Aurora, CO 80012                           900 (9)             *                      900

John Michael McNutt
869 South High Street
Denver, CO 80209                           900 (9)             *                      900

David Lavigne
1946 Mountain Maple
Highlands Ranch, CO 80126                  535 (9)             *                      535

Harold Golz
3804 South Poplar Street
Denver, CO 80237                           473 (9)             *                      473

Rike Wootten
1865 East Cedar Avenue
Denver, CO 80209                           300 (9)             *                      300

Kathleen N. Galvin
7925 West Layton Avenue #308
Littleton, CO 80123                        189 (9)             *                      189

Gary Gossett
3313 East 12th
Spokane, WA 99201                          157 (9)             *                      157

----------
(1)  Affiliates under common control.
(2) Includes 521,739 Shares issuable upon conversion of $3,000,000 principal amount of Debentures and 335,195 Shares issuable upon conversion of 600 shares of Series A Preferred Stock.
(3) Represents Shares issuable upon conversion of $3,000,000 principal amount of Debentures.
(4) Includes 270,000 Shares issuable upon exercise of warrants and 50,000 shares issuable upon exercise of options.
(5)  Affiliates under common control.
(6) Includes 223,463 Shares issuable upon conversion of 400 shares of Series A Preferred Stock and 4,150 shares owned by affiliates.
(7)  Includes 60,000 Shares issuable upon exercise of warrants.
(8) Includes 10,000 Shares issuable upon exercise of options and 2,000 shares owned by its sole proprietor.
(9)  Represents Shares issuable upon exercise of warrants.


     * Less than one percent (1%).

     The Company has engaged Joseph Charles & Associates, Inc. to perform financial advisory and consulting services under an agreement terminating on August 28, 2000. Joseph Charles & Associates, Inc. is a market maker in the Common Stock on the Nasdaq National Market.



     The Company has engaged Silverman Heller Associates to serve as a consultant with respect to investor relations and the financial media under an agreement terminable on 30 days notice.



                       CERTAIN INDEMNIFICATION PROVISIONS

     The Selling Stockholders have agreed to indemnify the Company and its directors and officers with respect to certain liabilities under the Securities Act. In addition, the Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL"), so that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives an improper personal benefit. These limitations do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

     The Company's Certificate of Incorporation also provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general,
Section 145 of the DGCL permits the Company to indemnify a director, officer, employee or agent of the Company or, when so serving at the Company's request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification payable to any director or officer. This policy provides for $1 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                              PLAN OF DISTRIBUTION

     The Shares are being offered by the holders of 939,998 outstanding Shares that were issued upon conversion of all of the outstanding shares of the 4% Preferred Stock, and by the respective holders of the Debentures, the Series A Preferred Stock and certain outstanding warrants and options, which Debentures, Series A Preferred Stock, warrants and options are convertible into or exercisable for an aggregate of 1,972,136 Shares. None of such Debentures, Series A Preferred Stock, warrants or options are offered hereby; only Shares issuable upon the conversion or exercise thereof, as the case may be, may be offered or sold hereunder. See "Selling Stockholders." No Shares are being offered or sold by or for the account of the Company and the Company will not receive any proceeds from the sale of the Shares. The Company will bear all costs associated with the offering and sale of the Shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any Shares, which costs will be borne by the holders of such Shares sold hereunder.

     The Shares may be offered and sold from time to time to purchasers directly by the holders thereof or through underwriters, dealers or agents who may receive underwriting discounts, commissions or concessions from the selling holder. Any underwriters, dealers or agents who participate in the distribution of such Shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act.

     At the time a particular offering of the Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being so offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for securities purchased, any discounts, commissions and other compensation and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders or by agreement among the holders or by agreement among the holders and underwriters, dealers or agents.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

     (b) The Company's Current Report on Form 8-K filed with the Commission on April 7, 1998.

     (c) The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A filed March 29, 1996, including any amendment or report filed for the purpose of updating such description.




     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  LEGAL MATTERS


     The legality of the Shares offered hereby has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York. Murray L. Skala, a partner of such firm, is a director of the Company and holds 173,996 shares of Common Stock (of which 147,872 shares are held as the trustee of certain trusts) and currently exercisable options to purchase 40,450 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for the years then ended incorporated by reference in this Prospectus have been audited by Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, Los Angeles, California, independent auditors, as stated in their report incorporated herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Common Stock is listed on the Nasdaq National Market and reports and information concerning the Company can also be inspected at Nasdaq.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed by mail to Joel M. Bennett, Chief Financial Officer, JAKKS Pacific, Inc., 22761 Pacific Coast Highway, Suite 226, Malibu, California 90265 or by telephone at (310) 456-7799.

     The Company has filed with the Commission a Registration Statement on Form S-3, including all schedules and exhibits thereto, under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to such Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the contract or other document so filed with the Commission.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                -----------------

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary.................................................        2
Disclosure Regarding Forward- Looking Statements...................        4
Risk Factors.......................................................        4
Use of Proceeds ...................................................       10
Selling Stockholders...............................................       11
Certain Indemnification Provisions ................................       13
Plan of Distribution...............................................       14
Incorporation of Certain Information by Reference..................       15
Legal Matters......................................................       15
Experts ...........................................................       16
Additional Information.............................................       16



================================================================================




                                   2,912,134





                               JAKKS PACIFIC, INC.




                                  COMMON STOCK




                                   ----------

                                   PROSPECTUS

                                   ----------






                                  ________, 1998







================================================================================

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all estimated costs and expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All such expenses will be paid by the Company; none will be paid by the selling stockholders.


 SEC Registration fee................................................    $ 7,130
*Blue sky fees and expenses (including legal fees)...................          0
 Nasdaq National Market listing fee .................................     17,500
*Printing and engraving expenses.....................................      5,000
*Legal fees and expenses.............................................     20,000
*Accounting fees and expenses........................................          0
*Miscellaneous.......................................................        370
                                                                         -------
          *TOTAL.....................................................    $50,000

----------
* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

     In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general,
Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $1 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16 EXHIBITS


Exhibit
Number
------
4.1     Restated Certificate of Incorporation of the Registrant(1)

4.2.1   JAKKS Pacific, Inc. 9% Convertible Debenture issued to Renaissance Capital
        Growth & Income Fund III, Inc. dated December 31, 1996(2)

4.2.2   JAKKS Pacific, Inc. 9% Convertible Debenture issued to
        Renaissance US Growth & Income Trust PLC dated December 31,
        1996(2)

5.1 Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, including consent (3)

23.1    Consent of Pannell Kerr Forster, Certified Public Accountants, A Professional
        Corporation (3)

23.3    Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in
        Exhibit 5.1) (3)

Exhibit
Number
------
24      Power of Attorney(4)

--------
(1) Incorporated herein by reference to the exhibits to the Registrant's registration statement on Form SB-2 (File No. 333-2048-LA).
(2) Incorporated herein by reference to the exhibits to the Registrant's registration statement on Form SB-2 (File No. 333-22583).
(3)  Filed herewith.
(4)  Previously filed.


ITEM 17 UNDERTAKINGS

     The Registrant hereby undertakes:

1.   The Registrant will:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering;

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

2.   The Registrant will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective;

     (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on May 7, 1998.



                                        JAKKS PACIFIC, INC.



                                        By: /s/  JACK FRIEDMAN*
                                            ------------------------------------
                                            Jack Friedman, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                         TITLE                               DATE
    ---------                         -----                               ----

/s/ JACK FRIEDMAN*       Chief Executive Officer, Chairman            May 7, 1998
---------------------    and President (Principal Executive
Jack Friedman            Officer


/s/ STEPHEN G. BERMAN*   Chief Operating Officer,                     May  7, 1998
---------------------    Executive Vice President,
Stephen G. Berman        Secretary and Director


/s/ JOEL M. BENNETT      Chief Financial Officer                       May 7, 1998
---------------------    (Principal Financial Officer and
Joel M. Bennett          Principal Accounting Officer)


/s/ MICHAEL G. MILLER*   Director                                      May 7, 1998
---------------------
Michael G. Miller


/s/ MURRAY L. SKALA*     Director                                      May 7, 1998
---------------------
Murray L. Skala


/s/ ROBERT E. GLICK*     Director                                      May 7, 1998
---------------------
Robert E. Glick

* By Joel M. Bennett, Attorney-in-Fact.

                                  EXHIBIT INDEX


Exhibit
Number
-------
4.1     Restated Certificate of Incorporation of the Registrant(1)
4.2.1   JAKKS Pacific, Inc. 9% Convertible Debenture issued to Renaissance Capital
        Growth & Income Fund III, Inc. dated December 31, 1996(2)
4.2.2   JAKKS Pacific, Inc. 9% Convertible Debenture issued to
        Renaissance US Growth & Income Trust PLC dated December 31,
        1996(2)
5.1     Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, including consent (3)
23.1    Consent of Pannell Kerr Forster, Certified Public Accountants, A Professional
        Corporation (3)
23.3    Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in
        Exhibit 5.1) (3)
24      Power of Attorney (4)

--------
(1) Incorporated herein by reference to the exhibits to the Registrant's registration statement on Form SB-2 (File No. 333-2048-LA).
(2) Incorporated herein by reference to the exhibits to the Registrant's registration statement on Form SB-2 (File No. 333-22583).
(3)  Filed herewith.
(4)  Previously filed.